As filed with the U.S. Securities and Exchange Commission on March 21, 2008

Registration No. 333-147072

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VANTECH PLASTICS CORPORATION
(Name of small business issuer in its charter)

Delaware	2821	98-0544247
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

7986 Alexander Road
Delta, British Columbia, V4G 1G7
Canada
Telephone: 604-684-8888
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Agents and Corporations, Inc.
1201 Orange Street, Suite 600
Wilmington, Delaware 19801
Telephone: 302-575-0877
(Name, address, including zip code, and telephone number, including area code, of agent for service)

As soon as possible after the effective date of this Registration Statement
(Approximate date of commencement of proposed sale to the public)

Copies to:
David E. Danovitch, Esq.
Paula Pescaru, Esq.
Gersten Savage LLP
600 Lexington Ave.
New York, NY 10022
Tel: (212) 752-9700

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price	Amount of registration fee(2)
Common Stock	350,000	$0.10	$35,000	$1.07

(1) This price was arbitrarily determined by Vantech Plastics Corporation.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, Dated March 21, 2008

PRELIMINARY PROSPECTUS

350,000 SHARES
VANTECH PLASTICS CORPORATION
COMMON STOCK

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. Our common stock is presently not traded on any market or securities exchange.

THE PURCHASE OF THE SECURITIES OFFERED THROUGH THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. SEE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 3.

Our common stock is not traded on any public market and, although we are taking steps (through a broker/dealer) to have our common stock quoted on the OTC Bulletin Board, we may not be successful in such efforts, and our common stock may never trade in any public market.

The selling shareholders will sell our shares at $0.10 per share until our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. This offering price was arbitrarily determined by us. The expenses of the offering, estimated at $20,000, will be paid by us.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is: March ___________, 2008

You should rely only on the information contained in this Prospectus and the information we have referred you to. We have not authorized any person to provide you with any information that is different.

SUMMARY

Prospective investors are urged to read this prospectus in its entirety.

We are engaged in the manufacture and marketing of recycled plastic and co-extruded blown film. We have identified a large demand for Polyethylene Blown Film Manufacturing Products and a large market for recycled plastic flake. We have developed a process whereby we can shred, grind, wash and pelletize post-consumer and industrial recyclable plastic waste. The manufacturing process allows for the sale of regrind plastic, washed plastic flakes or plastic reprocessed pellets. Our primary plastic products are recycled plastic pellets and recycled plastic flakes. We have recent minimal revenues from the sale of our products, and still are considered a development stage company.

We were incorporated on July 10, 2007, under the laws of the State of Delaware, for the purpose of acquiring Vantech Plastics Corp., a Canadian company, which itself was incorporated on March 6, 1996 (“Vantech Canada”). Vantech Canada, which contains our assets and operations, is now wholly owned by us. As a consequence of this acquisition, the shareholders of Vantech Canada were issued shares of our common stock pro rata to their relative proportionate interest in Vantech Canada.

On July 10, 2007, we issued 10,000,000 shares of our common stock, $0.001 par value per share, to Vantech Canada’s shareholders as consideration for acquiring 10,000,000 shares, or 100% of the issued and outstanding shares, of Vantech Canada’s common stock, no par value per share. On July 10, 2007 we had no other assets or liabilities other than those we acquired through our investment in Vantech Canada. Vantech Canada was and continues to be engaged in the manufacture and marketing of recycled plastic and co-extruded blown film which it supplies to various industries, particularly those requiring high quality plastic packaging.

The selling shareholders acquired their shares through a private placement, pursuant to which we sold shares of our common stock at US$0.10 per share. There were no minimum or maximum limits. The shares were sold to family, close personal friends, business associates and our employees. We did not use any promoters or private placement agents.

We have received a going concern opinion from our auditors. Our ability to continue operations is dependent on our ability to obtain necessary financing to fund our working capital requirements. Please see Note 1 to our Financial Statements.

Our principal offices are located at 7986 Alexander Road, Delta, British Columbia, V4G 1G7, Canada. Our telephone number is 604-684-8823.

The Offering

Securities Being Offered	Up to 350,000 shares of common stock.

Initial Offering Price
The selling shareholders will sell the shares of common stock at $0.10 per share until the shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or, privately negotiated prices. The initial offering price was arbitrary determined by us.

Terms of the Offering	The selling shareholders will determine when and how they will sell the common stock offered in this prospectus.

Termination of the Offering
The offering will conclude when all of the 350,000 shares of common stock have been sold or we, in our sole discretion, decide to terminate the registration of the shares. We may decide to terminate the registration if it is no longer necessary due to the operation of the resale provisions of Rule 144 promulgated under the Securities Act of 1933. We may also terminate the offering for no given reason whatsoever.

Risk Factors	The securities offered hereby involve a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” Beginning on page 4.

Common Stock Issued Before Offering	11,750,000 shares of our common stock, $0.001 par value.

Common Stock Issued After Offering	11,750,000 shares of our common stock, $0.001 par value.

Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling shareholders.

Summary Financial Information

Balance Sheet Data	Year Ended July 31, 2007
Total Assets	$720,547
Current Liabilities	$659,829
Loan Payable	$161,408

Statement of Loss and Deficit	Year Ended July 31, 2007
Revenue	–
Net Income (Loss)	$(135,627)
Basic and Diluted Net Loss Per Share	$(0.01)

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed.

Risks Related to our Business

We may not be successful in the development of our products.

We are at an early stage of development of technology and a process to shred, grind, wash, and pelletize post-consumer and industrial recyclable plastic waste. The development of our technology will consume substantial resources. We depend on external funding, and as a result we face the risk that we may not be able to raise sufficient capital to continue to fund our development efforts or to provide the support necessary to distribute, market and sell our products on our forecasted basis. Even if we raise the requisite capital, we may still be unsuccessful in developing our products.

We may not achieve market acceptance of our products.

Market acceptance of our products depends on numerous factors, many of which are outside of our control, including among others:

•	public acceptance of such products;

•	ability to produce products that offer functionality comparable or superior to existing or new plastics products;

•	our ability to produce recycled plastics capable of being used to manufacture products fit for their intended purpose;

•	pricing of our products compared to competitive products;

•	the strategic reaction of companies that market competitive products; and

•	general market conditions.

Our customer prospects are currently evaluating and performing tests on our regrind plastic, washed plastic flake, and plastic reprocessed pellets prior to making any purchase decisions. We may not be able to successfully demonstrate that our products have properties comparable or superior to those of our competitors in the recycled plastics or virgin plastics industries. There can be no assurance that products based on our technologies will be perceived as being comparable or superior to existing products or new products being developed by competing companies or that such products will otherwise be accepted by consumers. The market for our products may not be willing to support prices that we will charge to make our activities economic. If we are unable to gain broad market acceptance of our products, we may not generate significant revenues.

Our future profitability is uncertain, and we have a limited operating history on which you can base your evaluation of our business.

Our predecessor, Vantech Plastics Corp., a Canadian Corporation, was inactive until late 2006 when it commenced research and development activities. We acquired the business of Vantech Plastics Corp., through a share exchange. Because we have no history of commercial operations and we operate in a rapidly evolving industry, we cannot be certain that we will generate sufficient revenue to operate our business and become profitable.

In addition, the amount we spend on business and technology development will impact our ability to become profitable and this will depend, in part, on:

•	the progress of our research and development programs;

•	the cost of building, operating and maintaining manufacturing and research facilities;

•	the number of technologies, products, or new processes that we attempt to develop;

•	the time and expense required to prosecute, enforce and/or challenge patent and other intellectual property rights;

•	how competing technological and market developments affect our proposed products; and

•	the cost of obtaining licenses required to use technology owned by others for proprietary products and otherwise.

We may not achieve any or all of these goals and, thus, we cannot provide assurances that we will ever be profitable or achieve significant revenues. If we fail to achieve profitability or significant revenues, the market price of our common stock will likely decrease and your investment may suffer.

We may need to secure additional funding and may be unable to raise additional capital on favorable terms or at all.

We, together with our predecessor, have utilized approximately US $800,000 of capital since we began the implementation of this new plan in late 2006 for our development, and initial marketing, sales activities and equipment acquisitions. Although our facility is in production and a minimal number of orders are being booked, we will require significant financing in the future to fund our operations. We cannot assure you that additional financing will be available on terms acceptable to us, or at all. Until we can generate significant continuing revenues, we expect to satisfy our future cash needs through private or public sales of our securities, debt financings, governmental research grants, or by licensing all or a portion of our programs or technology. If funds are not available, we may be required to delay, reduce the scope of, or eliminate one or more of our research or development programs or our commercialization efforts. Further, additional funding may significantly dilute existing stockholders.

If we lose key personnel or are unable to attract and retain necessary talent, we may be unable to develop or commercialize our products under development.

We are highly dependent on H. George Lee, our founder, Chairman, and Chief Executive Officer and Paul Leslie Hammond, our Chief Financial Officer. The loss of the services of any of the aforementioned individuals may be difficult to readily replace and may adversely impact our ability to achieve our objectives.

Our success will depend largely upon continued service of our current management and our ability to attract, retain and motivate highly skilled technical, scientific, management, regulatory compliance and marketing and sales personnel. The loss of key personnel or our inability to hire and retain personnel who have the requisite expertise and skills could materially adversely affect our research and development efforts and our business.

Confidentiality agreements with employees and others may not adequately prevent disclosure of our trade secrets and other proprietary information and may not adequately protect our intellectual property, which could impact our ability to compete successfully.

Because we operate in a highly technical and proprietary field, we rely in part on trade secret protection in order to protect our proprietary technology and processes. However, trade secrets are difficult to protect. We enter into confidentiality and intellectual property assignment agreements with our employees, consultants, and other advisors. These agreements generally require that the other party keep confidential and not disclose to third parties all confidential information developed by the party or made known to the party by us during the course of the party’s relationship with us. These agreements also generally provide that inventions conceived by the party in the course of rendering services to us will be our exclusive property. However, these agreements may not be honored and may not effectively assign intellectual property rights to us. Enforcing a claim that a party illegally obtained and is using our trade secrets is difficult, expensive and time consuming and the outcome is unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets. The failure to obtain or maintain trade secret protection could adversely affect our competitive position.

Patent protection for our products is important but uncertain.

Our commercial success will depend in part on our obtaining and maintaining patent, trade secret and trademark protection of our technologies in the United States and other jurisdictions, as well as successfully enforcing this intellectual property and defending this intellectual property against third-party challenges. We will only be able to protect our technologies from unauthorized use by third parties by keeping them as trade secrets or to the extent that valid and enforceable intellectual property protections, such as patents, cover them. In particular, we place considerable emphasis on obtaining patent protection for significant new technologies, products and processes in the United States, Canada (our home market), and in foreign jurisdictions where we plan to use such technologies. Legal means may afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage. Foreign jurisdictions may not afford the same protections as United States and Canadian law, and we cannot ensure that foreign patent applications will have the same scope of the United States and Canadian patents.

Our patent position involves complex legal and factual questions. Accordingly, we cannot predict the breadth of claims that may be allowed or enforced in our patents or in third-party patents.

We also rely on trade secrets to protect our technology, especially where we believe patent protection is not appropriate or obtainable. However, trade secrets are difficult to protect. We vigorously pursue confidentiality agreements and contractual provisions with our collaborators, potential customers, employees, and consultants to protect our trade secrets and proprietary know-how. These agreements may be breached and we may not have adequate remedies for such breach. While we use reasonable efforts to protect our trade secrets, our employees, consultants, contractors or scientific and other advisors, our potential customers, or our strategic partners may unintentionally or willfully disclose our proprietary information to competitors. If we were to enforce a claim that a third party had illegally obtained and was using our trade secrets, our enforcement efforts would be expensive and time consuming, and the outcome would be unpredictable. In addition, courts outside the United States and Canada are sometimes unwilling to protect trade secrets. Moreover, if our competitors independently develop equivalent knowledge, methods and know-how, it will be more difficult for us to enforce our rights and our business could be harmed.

If we are unable to defend the patent or trade secret protection position of our technologies, we will be unsuccessful in excluding competitors from developing or marketing competing technologies, and we may not generate enough revenues from product sales to justify the cost of development of our technologies and to achieve or maintain profitability.

Third parties may claim that we have infringed their intellectual property, and we could suffer significant litigation or licensing expense as a result.

Various United States, Canadian, and foreign issued patents and pending patent applications, which are owned by third parties, may exist in areas relevant to our current and/or future business and business prospects. Such third parties may claim that we have infringed their patents. Because patent applications are maintained in secrecy for a period of time after they are filed, there may be currently pending applications, unknown to us, which may later result in issued patents that our technologies or processes may infringe. If third parties assert claims against us alleging that we have infringed their patents or other intellectual property rights, we could incur substantial costs and diversion of management resources in defending these claims, and the defense of these claims could have a material adverse effect on our business. In addition, if third parties assert claims against us and we are unsuccessful in defending against these claims, these third parties may be awarded substantial damages, as well as injunctive or other equitable relief against us, which could effectively block our ability to make, use, sell, distribute, or market our products and services in the United States or abroad. We cannot currently predict whether a third party will assert a claim against us, or pursue infringement litigation against us; nor can we predict the ultimate outcome of any such potential claims or litigation.

In the event that a claim relating to intellectual property is asserted against us, or third parties not affiliated with us hold pending or issued patents that relate to our products or technology, we may seek licenses to such intellectual property or challenge those patents. However, we may be unable to obtain these licenses on acceptable terms, if at all, and our challenge of the patents may be unsuccessful. Our failure to obtain the necessary licenses or other rights could prevent the sale, manufacture, or distribution of some of our products and, therefore, could have a material adverse effect on our business.

We may not be successful in identifying market needs for new products and developing new products to meet those needs.

The success of our business model depends on our ability to correctly identify market opportunities for Polyethylene Blown Film Manufacturing Products and recycled plastic flake. We intend to identify new market needs, but we may not always have success in doing so, in part because customers may perceive risks in adopting new technologies or using recycled plastic products for a particular purpose.

With the worldwide focus on the need to protect the Earth’s environment, environmentally friendly technologies and products are steadily changing and advancing. The products that are derived from these technologies may not be applicable or compatible with the demands in existing markets. Our existing products and technologies may become uncompetitive or obsolete if our competitors adapt more quickly than we do to new technologies and changes in customers’ requirements. Furthermore, we may not be able to identify new opportunities as they arise for our products since future applications of any given product may not be readily determinable, and we cannot reasonably estimate the size of any markets that may develop. If we are not able to successfully develop new products, we may be unable to increase our product revenues.

We are subject to significant foreign and domestic government regulations, including environmental and health and safety regulations, and failure to comply with these regulations could harm our business.

Our current and planned activities involve the use of a broad range of materials that are, or may be, considered hazardous under applicable laws and regulations. Accordingly, we are subject to a number of foreign, federal, state, and local laws and regulations relating to health and safety, protection of the environment, and the storage, use, disposal of, and exposure to, hazardous materials and wastes. We could incur costs, fines and civil and criminal penalties, personal injury and third party property damage claims, or could be required to incur substantial investigation or remediation costs if we were to violate or become liable under environmental, health and safety laws. Liability under environmental laws can be significant and without regard to fault. There can be no assurance that violations of environmental health and safety laws will not occur in the future as a result of the inability to obtain permits, human error, equipment failure or other causes. Environmental laws could become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with violations, which could harm our business. Accordingly, violations of present and future environmental laws could restrict our ability to expand facilities, pursue certain technologies, and could require us to acquire costly equipment, or to incur potentially significant costs to comply with environmental regulations.

Compliance with foreign, federal, state and local environmental laws and regulations represents a small part of our present budget. If we fail to comply with any such laws or regulations, a government entity may levy a fine on us or require us to take costly measures to ensure compliance. Any such fine or expenditure may adversely affect our business activities, financial condition or results of operations. We cannot predict the extent to which future legislation and regulation could cause us to incur additional operating expenses, capital expenditures, or restrictions and delays in the development of our products and properties.

We face risks associated with our international business.

We expect to establish, and to expand over time, international commercial operations and activities. Such international business operations are subject to a variety of risks associated with conducting business internationally, including:

•	changes in or interpretations of foreign regulations that may adversely affect our ability to sell our products;

•	the imposition of tariffs;

•	economic or political instability in foreign countries;

•	conducting business in places where business practices and customs are unfamiliar and unknown;

•	the imposition of restrictive trade policies;

•	the imposition of inconsistent laws or regulations;

•	uncertainties relating to foreign laws and legal proceedings; and

•	complying with licensing requirements.

We do not know the impact that these regulatory, geopolitical and other factors may have on our international business in the future.

You may face difficulties in attempting to pursue legal actions against us, our directors and our officers under the laws of the United States.

We are incorporated under the laws of the State of Delaware. Some of our directors and officers are citizens or residents of countries other than the United States and certain of our assets and the assets of such persons are located outside of the United States. Consequently, it may be difficult for you to effect service of process within the United State upon our directors and officers or to realize judgments against such persons granted by courts of the United States based upon the civil liability provisions of the federal securities laws or other laws of the United States. There is doubt as to the enforceability against us and against our non-United States resident directors and officers, in original actions in Canadian courts, of liabilities based upon the United States federal securities laws. There is also doubt as to the enforceability against us and against our non-United States resident directors and officers in Canadian courts of judgments of United States courts obtained in actions based upon the civil liability provisions of the United States federal securities laws. As a result, it may not be possible to enforce those actions against us or against certain of our directors and officers.

Our independent accountants have expressed doubt about our ability to continue as a going concern.

Our business condition, as indicated in our independent accountant’s audit report, raises substantial doubt as to our continuance as a going concern. To date, we have completed only part of our business plan and we can provide no assurance that we will be able to generate enough revenue to achieve profitability. It is not possible at this time for us to predict with assurance the potential success of our business.

Our pilot manufacturing recovery operations are currently conducted at a single location which makes us susceptible to disasters.

Our pilot manufacturing recovery operations are currently conducted at a single location in Delta, in the Province of British Columbia. Our headquarters and development operations will, for the foreseeable future, be located at the same location. We take precautions to safeguard our facilities, including insurance, health and safety protocols, and off-site storage of critical research results and of computer data. However, a natural disaster, such as a fire, flood or earthquake, could cause substantial delays in our operations, damage or destroy our manufacturing equipment, inventory or development projects, and cause us to incur additional expenses. The insurance we maintain against fires, floods, earthquakes and other natural disasters may not be adequate to cover our losses in any particular case.

Our profits, if any, may be adversely affected by price volatility and availability of raw materials if we are unable to pass price increases on to customers or to obtain necessary raw materials.

Our future profitability may be adversely affected if prices increase and we are unable to pass these price increases on to our customers, enter into supply contracts at favorable prices, or buy on the spot market at favorable prices. Prices for recyclable plastics have fluctuated in the past and likely will continue to do so in the future. As the industry for processing of recyclable plastics grows there will likely be steady increases in the prices for such products. We may, however, be unable to pass on price increases to our customers, thus affecting our profitability in the future.

We do not anticipate entering into long-term contracts with our prospective customers, and our prospective customers generally may terminate their relationship with us at any time.

We anticipate that many of our contracts will be entered into on a spot or a project-by-project basis, and prospective customers will not have ongoing contractual obligations to purchase anything from us. If a significant number of prospective customers choose to terminate their contracts or to not enter into new contracts with us, our future business, financial position, results of operations and/or cash flows may be materially adversely effected.

We operate in a highly competitive industry and we cannot assure you that we will be able to adequately compete with our competitors.

We will sell Polyethylene Blown Film Manufacturing Products in a very competitive marketplace. We compete both with companies that purchase the same types of recyclable plastics and use similar technologies to recycle and reuse those materials as well as companies that use different plastics and different technologies. Competition in our industry is based on a variety of factors, including the ability to use recycled materials for a particular purpose. Pricing remains very competitive with excess capacity in the industry impacting margins. Moreover, our current and potential competitors may have substantially greater financial resources, name recognition, research and development, marketing and human resources than we have. In addition, our competitors may succeed in developing new or enhanced products that are better than our products. These companies may also prove to be more successful than we are in marketing and selling these products. We cannot assure you that we will be able to compete successfully with any of these companies. Increased competition as to any of our products could result in future price reduction, reduced margins and loss of market share, which could negatively affect our business, prospects, financial position, results of operations and/or cash flows.

Risks Related to our Common Stock

Any additional funding we arrange through the sale of our common stock will result in dilution to existing stockholders.

We may have to raise additional capital in order for our business plan to succeed. Our most likely source of additional capital will be through the sale of additional shares of common stock. Such stock issuances will cause stockholders’ interests in our company to be diluted. Such dilution will negatively affect the value of your shares.

Because our Chairman and CEO and his immediate family beneficially own 86.6% of our outstanding common stock, they will make and control corporate decisions that may be disadvantageous to minority stockholders.

Our Chairman and CEO and members of his immediate family, beneficially own approximately 86.6% of the outstanding shares of our common stock. Accordingly, they will have significant influence in determining the outcome of all corporate transactions or other matters, including the election of directors, mergers, consolidations or the sale of all or substantially all of our assets, and a change in control. The interests of our Chairman and CEO or any members of his family may differ from the interests of the other stockholders and thus result in corporate decisions that are disadvantageous to other stockholders.

Our directors are all immediate family members.

Our directors are all immediate family members and, individually and in the aggregate, significant shareholders. As a result, their decisions may be inconsistent or detrimental to the interests of minority shareholders. Because our directors are not deemed to be independent, we will not be able to list our common stock on a national exchange. We may never be able to identify or recruit a majority of independent directors to our board of directors, which will prevent us from listing on a national stock exchange. The lack of independent directors will likely be seen as a negative factor to potential shareholders and may impact your ability to sell your shares of common stock.

All 350,000 shares of our common stock being registered in this offering may be sold by selling stockholders subsequent to the effectiveness of our registration statement of which this prospectus forms a part. Significant sales of these shares over a short or concentrated period of time are likely to depress the market for and price of our shares in any market that may develop.

All 350,000 shares of our common stock held by 34 stockholders that are being registered in this offering may be sold subsequent to the effectiveness of our registration statement either at once and/or over a period of time. These sales may take place because all of these shares of common stock are being registered hereunder and, accordingly, reliance upon Rule 144 is not necessary. See also “Selling Stockholders” and “Plan of Distribution” elsewhere in this Prospectus. The ability of these stockholders to sell these shares of common stock and/or the sale thereof reduces the likelihood of the establishment and/or maintenance of an orderly trading market for our shares at any time in the near future.

Currently, there is no public market for our securities, and there can be no assurances that any public market will ever develop or that our common stock will be quoted for trading and, even if quoted, it likely to be subject to significant price fluctuations.

Currently, our stock is not listed on any public market, exchange, or quotation system. Although we are taking steps to have our common stock publicly traded, a market for our common stock may never develop. We currently plan to apply for quotation of our common stock on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, our shares may never be traded on the OTC Bulletin Board, or, if traded, a public market may not materialize. Even if we are successful in developing a public market, there may not be enough liquidity in such market to enable stockholders to sell their stock. If our common stock is not quoted on the OTC Bulletin Board or if a public market for our common stock does not develop, investors may not be able to re-sell the shares of our common stock that they have purchased, rendering their shares effectively worthless and resulting in a complete loss of their investment.

We are planning to identify a market maker to file an application with the NASD on our behalf so as to be able to quote the shares of our common stock on the OTC Bulletin Board commencing upon the effectiveness of our registration statement of which this prospectus is a part. There can be no assurance as to whether such market maker’s application will be accepted by the NASD. We are not permitted to file such application on our own behalf. If the application is accepted, there can be no assurances as to whether any market for our shares will develop or the prices at which our common stock will trade. If the application is accepted, we cannot predict the extent to which investor interest in us will lead to the development of an active, liquid trading market. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors.

In addition, our common stock is unlikely to be followed by any market analysts, and there may be few institutions acting as market makers for the common stock. Either of these factors could adversely affect the liquidity and trading price of our common stock. Until our common stock is fully distributed and an orderly market develops in our common stock, if ever, the price at which it trades is likely to fluctuate significantly. Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for shares of our common stock, developments affecting our business, including the impact of the factors referred to elsewhere in these Risk Factors, investor perception of our company, and general economic and market conditions. No assurances can be given that an orderly or liquid market will ever develop for the shares of our common stock.

Any trading market that may develop may be restricted by virtue of state securities “Blue Sky” laws which prohibit trading absent compliance with individual state laws. These restrictions may make it difficult or impossible for our stockholders to sell shares of our common stock in those states.

There is no public market for our common stock, and there can be no assurance that any public market will develop in the foreseeable future. Transfer of our common stock may also be restricted under the securities regulations laws promulgated by various states and foreign jurisdictions, commonly referred to as “Blue Sky” laws. Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions. Because the securities registered hereunder have not been registered for resale under the Blue Sky laws of any state, the holders of such shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state Blue Sky law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. These restrictions prohibit the secondary trading of our common stock.

We currently do not intend to and may not be able to qualify our securities for resale by our selling stockholders in approximately 17 states which do not offer manual exemptions and require shares to be qualified before they can be resold by our stockholders. Accordingly, investors should consider the secondary market for our securities to be a limited one. See also “Plan of Distribution-State Securities-Blue Sky Laws.”

Because we will be subject to the “Penny Stock” rules once our shares are quoted on the OTC Bulletin Board, the level of trading activity in our stock may be reduced.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on NASDAQ). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, broker-dealers who sell these securities to persons other than established customers and “accredited investors” must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

There could be adverse Canadian tax consequences associated with the disposition of, or issuance dividends related to, our common shares by United States residents.

Holders of our common shares that are United States residents are required to comply with United States tax laws with respect to any dividends received on those common shares and any disposition made of those common shares by the United States resident. However, because we are incorporated in Canada, United States residents may also be subject to Canadian tax laws applicable to dividends received and dispositions made, such that, absent any contrary provision in an applicable tax treaty between the United States and Canada, United States residents may be subject to taxes on dividends received and dispositions made, both in the United States and in Canada.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

DETERMINATION OF OFFERING PRICE

The selling shareholders will sell our shares at $0.10 per share until our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. This price was arbitrarily determined by us.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

SELLING SHAREHOLDERS

We are registering for resale shares of common stock by the selling shareholders listed below. The selling shareholders may from time to time offer and sell any or all of their shares that are registered under this prospectus. All expenses incurred with respect to the registration of the common stock will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by the selling shareholders in connection with the sale of such shares.

The following table sets forth information with respect to the maximum number of shares of common stock beneficially owned by the selling shareholders named below and as adjusted to give effect to the sale of the shares offered hereby. The shares beneficially owned have been determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is current as of the date of this prospectus. All information contained in the table below is based upon information provided to us by the selling shareholders and we have not independently verified this information. The selling shareholders are not making any representation that any shares covered by the prospectus will be offered for sale. The selling shareholders may from time to time offer and sell pursuant to this prospectus any or all of the common stock being registered.

Except as indicated below, none of the selling shareholders has held any position or office with us, nor are any of the selling shareholders associates or affiliates of any of our officers or directors. Further, except as indicated below, no selling stockholder is the beneficial owner of any additional shares of common stock or other equity securities issued by us or any securities convertible into, or exercisable or exchangeable for, our equity securities. No selling stockholder is a registered broker-dealer or an affiliate of a broker-dealer. In addition, the selling stockholders purchased the stock from us in the ordinary course of business. As the time of the purchase of the stock to be resold, none of the selling shareholders had any agreements or understandings with us, directly or indirectly, with any person to distribute the stock.

For purposes of this table, beneficial ownership is determined in accordance with Securities and Exchange Commission’s rules, and includes voting power and investment power with respect to shares owned pursuant to warrants exercisable within 60 days. The “Number of Shares Beneficially Owned After the Offering” column assumes the sale of all shares offered.

As explained below under “Plan of Distribution,” we are bearing certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement, which includes this prospectus.

Name of Selling Stockholder	Shares Beneficially Owned Prior to this Offering(1)	Total Number of Shares to Be Offered for Selling Shareholders Account	Total Shares to Be Beneficially Owned upon Completion of this Offering	Percentage of Shares Beneficially Owned upon Completion of this Offering	Relationship to Vantech or Affiliates
Kelly Mei-Ling Fu 408-929 16th Ave. Vancouver, B.C., Canada V5Z 1T3	10,000	10,000	0	0	None
Carl Jaw-Ming Chen 4064 W.29th Ave. Vancouver, B.C., Canada V6S 1V5	10,000	10,000	0	0	None
Nancy Zu-Yueh Chung 4064 W.29th Ave. Vancouver, B.C., Canada V6S 1V5	10,000	10,000	0	0	None
Andrea YunMei Lei 5735 McKee St. Burnaby, B.C., Canada V5J 2V2	10,000	10,000	0	0	None
Albert Chengchung Ko 5735 McKee St. Burnaby, B.C., Canada V5J 2V2	10,000	10,000	0	0	None
Guo Qiang Gu 7035 Vivian St. Vancouver, B.C., Canada	10,000	10,000	0	0	None
Hongmei Mao 7035 Vivian St. Vancouver,B.C., Canada	10,000	10,000	0	0	None
Qing Xiun Li 7035 Vivian St. Vancouver, B.C., Canada	10,000	10,000	0	0	None
Works In Progress Consulting Inc. (2) 147 Tuscany Ridge Close. NW, Calgary,Alberta, Canada	10,000	10,000	0	0	None
Yi Ouyang 5737 Olympic St. Vancouver, B.C., Canada V6N 1Z7	10,000	10,000	0	0	None
Christie K. Hou 3430 Osler St.,Vancouver, B.C., Canada V6H 2W3	10,000	10,000	0	0	None
Dr. Frank Hou 3430 Osler St.,Vancouver, B.C., Canada V6H 2W3	10,000	10,000	0	0	None
Joanna Pietraszko 10576 Holly Park Lane, Surrey, BC, Canada V3R 6X9	10,000	10,000	0	0	None
David Gerow 14030 100th Ave. Surrey, BC, Canada V3T 1K5	10,000	10,000	0	0	None
Janet Holkham 5299-245A St., Langley, B.C., Canada V2Z 1H8	10,000	10,000	0	0	(3)

Name of Selling Stockholder	Shares Beneficially Owned Prior to this Offering(1)	Total Number of Shares to Be Offered for Selling Shareholders Account	Total Shares to Be Beneficially Owned upon Completion of this Offering	Percentage of Shares Beneficially Owned upon Completion of this Offering	Relationship to Vantech or Affiliates
K-Prime Industrial (4) 5299-245A St.,Langley, BC, Canada V2Z 1H8	10,000	10,000	0	0	(4)
Joshua Dunlop 6151 Canim Place, Richmond, BC, Canada V7C 3Z9	10,000	10,000	0	0	None
Sean Frost 1169 Laurier Ave.Vancouver, B.C., Canada V6H 1Y4	10,000	10,000	0	0	(5)
Helen Chung 101C, 16428-109 St. NW Edmonton, Alberta, Canada T6X 2T4	10,000	10,000	0	0	None
Henry Chung 101C, 16428-109 St. NW Edmonton, Alberta, Canada T6X 2T4	10,000	10,000	0	0	None
Kuo-Hua Liu 3065 E.17th Ave.Vancouver, B.C., Canada V5M 2N5	20,000	20,000	0	0	None
Yiao-Shen Johnny Yang 3065 E.17th Ave.Vancouver, B.C., Canada V5M 2N5	10,000	10,000	0	0	None
Chung-Chu Yang 3065 E.17th Ave.Vancouver, B.C., Canada V5M 2N5	10,000	10,000	0	0	None
John Mun 103-11500 Bridgeport Rd.Richmond, BC, Canada V6X 1T2	10,000	10,000	0	0	None
Mei-Chu Yueh 14508-104A Ave.Surrey, BC, Canada V3R 1R3	10,000	10,000	0	0	None
Peter Chiang 14508-104A Ave. Surrey, BC, Canada V3R 1R3	10,000	10,000	0	0	None
Jenny Jing-Yu Ji 1169 Laurier Ave. Vancouver, B.C., Canada V6H 1Y4	10,000	10,000	0	0	None
Wu-Ho Chiang 8351 Mowbray Rd.Richmond, BC, Canada V7A 2B8	10,000	10,000	0	0	None
Alexander Law 12011 Jesen Dr.Vancouver, B.C., Canada V6V 2R8	10,000	10,000	0	0	None
Yan Enterprises Ltd.(6) 311-5639-201A St.Langley,BC, Canada V3A 1S9	10,000	10,000	0	0	None
Celina A. Milman 185-911 Yates St.,Victoria,BC, Canada V8V 4Y9	10,000	10,000	0	0	(7)

Name of Selling Stockholder	Shares Beneficially Owned Prior to this Offering(1)	Total Number of Shares to Be Offered for Selling Shareholders Account	Total Shares to Be Beneficially Owned upon Completion of this Offering	Percentage of Shares Beneficially Owned upon Completion of this Offering	Relationship to Vantech or Affiliates
Silver Lady Limousine Service Ltd.(8) 141-6200 McKay Ave.#845 Burnaby, B.C., Canada V5H 4M9	10,000	10,000	0	0	None
Ping Gao BSM 1169 Laurier Ave.Vancouver, B.C., Canada V6H 1Y4	10,000	10,000	0	0	None
Julie Huang 8616 179 St. NW Edmonton, B.C., Canada T3T 0X3	10,000	10,000	0	0	None
TOTAL	350,000	350,000	0	0

(1)
Unless otherwise indicated, the selling shareholders have sole voting and investment power with respect to their shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling shareholders.

(2)	Works in Progress Consulting, Inc. is owned by Michael Flannery, who exercises sole voting power over the 10,000 shares of our common stock.
(3)	Janet Holkham is the wife of Keith Holkham, our former Plant Manager.
(4)	K-Prime Industrial is owned by Keith Holkham, our former Plant Manager, who exercises sole voting power over the 10,000 shares of our common stock.
(5)	Sean Frost is a former employee of the Company.
(6)	Yan Enterprises Ltd. is owned by Yan Hong, who exercises sole voting power over the 10,000 shares of our common stock.
(7)	Celina A. Milman is the wife of Les Hammond, our Chief Financial Officer. Mr. Hammond disclaims beneficial ownership over his wife’s holdings.
(8)	Silver Lady Limousine Service Ltd. is owned by Douglas LeMoine, who exercises sole voting power over the 10,000 shares of our common stock.

PLAN OF DISTRIBUTION

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions.

We are in the process of applying to have our shares of common stock registered on the OTC Bulletin Board. We anticipate that once the shares are trading on the OTC Bulletin Board or any other market the selling stockholders will sell their shares directly into any such market.

The selling shareholders will initially sell our shares at $0.10 per share until such time as our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. We determined this offering price arbitrarily based upon the price of the last sale of our common stock to investors. We cannot predict the price at which shares may be sold or whether the common stock will ever trade on any market. The shares may be sold by the selling stockholders, as the case may be, from time to time, in one or more transactions. We do not intend to enter into any arrangements with any securities dealers concerning solicitation of offers to purchase the shares.

The shares may also be sold in compliance with Rule 144 of the Securities Act of 1933, as amended, after the end of the applicable holding periods, as then in effect.

The selling shareholders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services. Brokers or dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling shareholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker’s or dealer’s commitment to the selling shareholders. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers. If applicable, the selling shareholders may distribute shares to one or more of their partners who are unaffiliated with us. Such partners may, in turn, distribute such shares as described above. We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders.

We are bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1.	Not engage in any stabilization activities in connection with our common stock;

2.	Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3.	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act of 1933.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings, Nor to our knowledge is there any proceeding threatened against us.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our management consists of:

Name	Age	Title
H. George Lee	69	Chief Executive Officer and Chairman

Paul Leslie Hammond, C.A.	61	Chief Financial Officer

Michael Chenier	60	Chief Operations Officer

Edward Lee	35	Treasurer and Director

Julie Lee	64	Secretary and Director

Biographical Information

Set forth below is a brief description of the background and business experience of our directors and executive officers.

H. George Lee, has served as our Chairman and Chief Executive Officer since July 10, 2007. Mr. Lee is the founder, Chairman and Chief Executive Officer of the Creative Group, a unique blend of affiliated companies undertaking various businesses including real estate development, management, plastic compounding, software designing, and land mines detonations, a position that he has held since 1977. Mr. Lee has formal training as an attorney and is also a licensed realtor. He has a Master of Law degree from Waseda University in Tokyo, and has completed studies in Urban Land Economics at the University of British Columbia, and is a Fellow of the Real Estate Institute of Canada. He is fluent in Mandarin, Taiwanese, Cantonese and Japanese. Mr. Lee has served as a Director of many charitable organizations including MOSAIC and is a contributing member of the Immigrant Services Society, the Canadian Club, the Vancouver Club and the Vancouver Board of Trade. Mr. Lee developed Vantech Centres I and II consisting of two eight-story towers comprising 280,000 square feet in one of Vancouver’s prime commercial areas. George Lee is Edward Lee’s father and Julie Lee’s husband.

Paul Leslie Hammond, C.A., has served as our Chief Financial Officer since July 10, 2007. Mr. Hammond has had extensive experience in international corporate finance in mergers and acquisitions. He currently serves President of Hammond Management Corporation, a position that he has held since 1985. Hammond Management Corporation is a firm founded to serve in a variety of capacities for early stage and developing companies. Mr. Hammond also serves as the President and Director of Pax Biofuels, Inc., a position he has held since February 5, 2007. Pax Biofuels, Inc. is in the business of producing and distributing biodiesel fuel in Eastern Europe. Further, Mr. Hammond also serves as the President and Chief Executive Officer of Bancroft Uranium, Inc, a position he has held since October 12, 2007. Bancroft Uranium, Inc. is in the natural resource exploration business and is engaged in the exploration of properties that may contain uranium minerals in Southern Ontario, Canada. He is a graduate of Simon Fraser University and a Chartered Accountant. He has held Chairman, Director, President and Chief Executive Officer positions in various public and private companies, including NASDAQ and Toronto Stock Exchange listed concerns.

Michael Chenier, has served as our Chief Operations Officer since February 12, 2008. Mr. Chenier has extensive experience in manufacturing, sales, marketing and customer services. Since 2003, Mr. Chenier has acted as a sales and marketing consultant for Tomo Management Inc. Since 2003, Mr. Chenier has also served as partner of Root Source Inc., where he has developed various products for national and international markets.

Edward Lee, has served as our Treasurer and Director since July 10, 2007. In addition to serving as a Director of the Company, Mr. Lee currently serves as an Executive Assistant of the Creative Group, a position he has held since 2000. Mr. Lee studied at the University of Victoria, where he majored in south eastern Asian relations. Mr. Lee formerly served as a volunteer for Kiwanis International, CNIB, Vancouver White Cane Club, and certain political organizations on all three municipal, provincial, and federal levels. Edward Lee is George Lee’s and Julie Lee’s son.

Julie Lee, has served as our Secretary and Director since July 10, 2007. Mrs. Lee has served as the Operations Officer for the Creative Group, overseeing the daily operations of both the Creative Group, and the Creative Group companies since 1996. Julie Lee is Edward Lee’s mother and George Lee’s wife.

Board of Directors

All directors are elected for one-year terms, and serve until the next annual shareholders meeting or until their death, resignation, retirement, removal, disqualification or until a successor has been elected and qualified. All officers are appointed annually by the board of directors and serve at the discretion of the board. Currently, directors receive no compensation.

Committees of the Board of Directors

Concurrent with having sufficient members and resources, our board of directors will establish an audit committee and a compensation committee. The audit committee will review the results and scope of the audit and other services provided by the independent auditors and review and evaluate the system of internal controls. The compensation committee will review and recommend compensation arrangements for the officers and employees. No final determination has yet been made as to the memberships of these committees or when we will have sufficient members to establish committees. We believe that we will need a minimum of three independent directors to have effective committee systems.

All directors will be reimbursed by us for any accountable expenses incurred in attending directors’ meetings provided that we have the resources to pay these fees. We will consider applying for officers and directors liability insurance at such time when it has the resources to do so.

Director Independence

Our determination of independence of directors is made using the definition of “independent director” contained under Rule 4200(a)(15) of the Rules of National Association of Securities Dealers, even though such definitions do not currently apply to us because we are not listed on NASDAQ. The Chairman of our Board of Directors, H. George Lee, is our Chief Executive Officer and therefore is not “independent” under this rule. Our other two directors Edward Lee and Julie Lee serve as our Secretary and Treasurer, respectively, and also therefore are not “independent” under this rule.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our capital stock as of the date hereof by (i) each person whom we know to beneficially own more than five percent of any class of our common stock, (ii) each of our directors, (iii) each of the executive officers and (iv) all our directors and executive officers as a group. Unless otherwise indicated, each of the persons listed below has sole voting and investment power with respect to the shares beneficially owned.

As of March 20, 2008, we had 11,750,000 shares of common stock outstanding which are held by 50 stockholders. The chart below sets forth the ownership of our common stock, or claimed ownership, of certain individuals and entities. This chart discloses those persons known by the board of directors to have or to claim to have, beneficial ownership of more than 5% of the outstanding shares of our common stock as of March 20, 2008; of all our directors and executive officers; and of our directors and officers as a group.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percent of Class
H. George Lee, CEO and Chairman(3)	10,000,000	85.11%
Paul Leslie Hammond, CFO	0	0%
Michael Chenier, Chief Operations Officer	200,000	1.70%
Edward Lee, Director(3)	10,000,000	85.11%
Julie Lee, Director(3)	10,000,000	85.11%
Officers and Directors as a group (5 persons)	10,200,000	86.81%

(1)	Unless otherwise noted, the address for all directors and officers is c/o Vantech Plastics Corporation, 7986 Alexander Road, Delta, British Columbia, V4G 1G7 Canada.
(2)
The number of shares beneficially owned by each entity, person, director, or executive officer is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares that the individual shall have the right to acquire as of 60 days after March 21, 2008, through the exercise of any stock option, warrant or other right. Unless otherwise indicated, each person has sole investment and voting power, or shares such powers with his or her spouse, with respect to the shares set forth in the table above.

(3)	The shares owned by H. George Lee, are also beneficially owned by Edward Lee, H. George Lee’s son, and Julie Lee, H. George Lee’s wife.

DESCRIPTION OF SECURITIES

Introduction

We were incorporated on July 10, 2007, under the laws of the State of Delaware, for the purpose of acquiring Vantech Plastics Corp., a Canadian company, incorporated on March 6, 1996 (“Vantech Canada”). Vantech Canada was engaged in the manufacture and marketing of recycled plastic and co-extruded blown film which it supplied to various industries, particularly those requiring high quality plastic packaging.

On July 10, 2007 we issued 10,000,000 shares of our common as consideration for acquiring 10,000,000 shares, no par value, or 100% of the issued and outstanding shares, of Vantech Canada’s common stock.

We are authorized to issue 100,000,000 shares of common stock and zero shares of preferred stock.

Common Stock

Our certificate of incorporation authorizes the issuance of 100,000,000 shares of common stock, $0.001 par value. As of March 20, 2008, there are 11,750,000 shares of our common stock issued and outstanding which shares are held by 50 stockholders. The holders of our common stock:

•	have equal ratable rights to dividends from funds legally available for payment of dividends when, as and if declared by the board of directors;

•	are entitled to share ratably in all of the assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

•	do not have preemptive, subscription or conversion rights, or redemption or access to any sinking fund; and

•	are entitled to one non-cumulative vote per share on all matters submitted to stockholders for a vote at any meeting of stockholders.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions.

One of the effects of the existence of unissued and unreserved common stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our board by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of our common stock at prices higher than prevailing market prices.

Delaware Anti-Takeover Law

We will be subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prohibits, subject to exceptions, publicly traded Delaware corporations from engaging in a business combination, which includes a merger or sale of more than 10% of the corporation’s assets, with any interested stockholder. An interested stockholder is generally defined as a person who, with its affiliates and associates, owns or, within three years before the time of determination of interested stockholder status, owned 15% or more of a corporation’s outstanding voting securities. This prohibition does not apply if:

•	the transaction is approved by the board of directors before the time the interested stockholder attained that status;

•
upon the closing of the transaction that resulted in the stockholder becoming an interest stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the start of the transaction; or

•
at or after the time the stockholder became an interested stockholder, the business combination is approved by the board and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

A Delaware corporation may opt out of this provision with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from an amendment approved by at least a majority of the outstanding voting shares. However, we have not opted out of this provision. This provision of the Delaware General Corporation Law could prohibit or delay a merger or other takeover or change-in-control attempts and may discourage attempts to acquire us.

Stockholder Matters

Certain provisions of Delaware law create rights that might be deemed material to our stockholders. Other provisions might delay or make more difficult acquisitions of our stock or changes in our control or might also have the effect of preventing changes in our management or might make it more difficult to accomplish transactions that some of our stockholders may believe to be in their best interests.

Among the rights granted under Delaware law which might be considered as material is the right for stockholders to dissent from certain corporate actions and obtain payment for their shares (see Delaware General Corporation Law (“DGCL”) 92A.380-390). This right is subject to exceptions, summarized below, and arises in the event of mergers or plans of exchange. This right normally applies if stockholder approval of the corporate action is required either by Delaware law or by the terms of the articles of incorporation.

A stockholder does not have the right to dissent with respect to any plan of merger or exchange, if the shares held by the stockholder are part of a class of shares which are:

•	listed on a national securities exchange,

•	included in the national market system by the National Association of Securities Dealers, or

•	held of record by not less than 2,000 holders.

This exception notwithstanding, a stockholder will still have a right of dissent if it is provided for in our Certificate of Incorporation, which is not the case, or if the stockholders are required under the plan of merger or exchange to accept anything but cash or owner’s interests, or a combination of the two, in the surviving or acquiring entity, or in any other entity falling in any of the three categories described above in this paragraph.

Transfer Agent

The transfer agent for our common stock is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004. Its telephone number is 212-509-4000.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us, we have been advised that it is the Commission’s opinion that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ORGANIZATION WITHIN LAST FIVE YEARS

We were incorporated on July 10, 2007, under the laws of the State of Delaware.

There are no promoters being used in connection with this offering. No persons who may, in the future, be considered a promoter will receive or expect to receive any assets, services or other consideration from us. See “Certain Relationships and Related Transactions” on page 32 for additional information.

DESCRIPTION OF BUSINESS

In General

Our business commenced under the name “Vantech Canada,” which was incorporated in British Columbia on March 6, 1996 as Pacific Commercial Centre Inc. We had limited business operations from our inception until mid-January 2007 when we decided to enter into the plastics manufacturing and recycling business. On February 23, 2007 we changed our name to Vantech Plastics Corp. (“Vantech Canada”) to reflect our new business direction.

On July 10, 2007, we incorporated Vantech Plastics Corp., under the laws of the State of Delaware, for the purpose of acquiring Vantech Canada. Vantech Canada’s assets consist primarily of equipment to be used in our proposed business, including wash line grinders, forklifts, trucks and process lines. Vantech Canada’s liabilities consisted of certain loans made by our Chairman and CEO, H. George Lee.

On July 10, 2007 we issued 10,000,000 shares of our common stock, $0.001 par value per share, as consideration for acquiring 10,000,000, or 100% of the issued and outstanding shares of Vantech Canada common stock, no par value per share. On July 10, 2007 we had no other assets or liabilities other than those we acquired through our investment in Vantech Canada. This acquisition has been accounted for as a recapitalization transaction with Vantech Canada being treated as our the legal subsidiary. Accordingly, our consolidated results of operations include those of Vantech Canada for the period from its inception on March 6, 1996 and our results from July 10, 2007, the date of the recapitalization.

We have identified a large demand for Polyethylene Blown Film Manufacturing Products and great potential in the need for recycled plastic flake. Currently over 10% of landfills are plastic waste. Furthermore, British Columbia generates over 27,000 tons of plastic waste annually. We have realized that there is an abundant source of recyclable plastic both from the domestic and industrial markets and that we can provide a positive solution for the municipal plastic waste problem while simultaneously capitalizing on a dynamic business opportunity.

We have developed a process whereby we can shred, grind, wash and pelletize post consumer and industrial recyclable plastic waste. The manufacturing process allows for the sales of regrind plastic, washed plastic flakes or plastic reprocessed pellets.

Our primary products, in addition to various Multi-Layer Blown Films, will be the following HDPE post consumer recycled material:

•	Recycled Plastic Pellets

•	Recycled Plastic Flakes

HDPE has probably seen the greatest price escalation among recycled resins this year. The upward trend was not a straight one; prices soared, then leveled off, and then soared again. On the low end, prices for natural post consumer pellets started at $0.43/lb. and now are as high as $0.70/lb.

Plastics are used by virtually every end-use segment of the economy. The market for recycled plastic products is growing steadily, and currently includes: polyethylene bin liners and carrier bags; PVC sewer pipes, flooring and window frames; building insulation board; video and compact disc cassette cases; fencing and garden furniture; water butts, garden sheds and composters; seed trays; anoraks and fleeces; fiber filling for sleeping bags and duvets; a variety of office accessories, and more. Plastic resins are valued by type and can vary from $.80 to $2.50 per pound for virgin. Reprocessed recycled plastic can be sold on the worldwide market at 60% to 80% of the new resin prices. With oil prices causing such a dramatic increase in plastic resin prices over the past few years, more and more plastic manufactures are looking to cheaper substitutes such as recycled plastic or composites. The main issue is supply and demand. While the demand is high, the current supply is very low due to the small amount of manufacturers in the market place.

We have six employees, two district sales consultants and one machinery operation consultant as of the date hereof.

To date we have installed two operational lines of three layer extrusion equipment for the manufacture of various sizes of blown film for use by the construction, shopping bag and packaging industries. We have generated several intermittent (but not sustained) sales and we are currently producing samples and marketing to large potential customers. We will need to raise additional capital over the next six months to sustain our business plan, to purchase inventory and for general working capital purposes. The additional capital will be raised by debt financing, private placements and shareholder advances. We anticipate that it will take a minimum of six months to achieve a level of sales that will result in break-even operations; however, there are no assurances that we will ever achieve break-even operations.

Sales and Marketing Strategy

Our primary promotional and marketing vehicle will be our website www.vantechplastics.com. While still in the development phases, our objective is to have the first interactive website of its kind in the plastics industry. The speed of our response and customer access to information is imperative. Our management team has set out to have a fully interactive website with on-line live assistance, sales quotes, and terms. This is a cost effective tool for us and our potential customers. The website will be equipped with photos of our products, information on the support and quality of the products, and online inquiry, order and credit forms. Each customer will also have online account access to track shipping dates, payments and many other details related to their account.

Our Mission

We are dedicated to helping provide solutions to the worldwide economic problem of plastic waste disposal. Through the avenue of plastic recycling we believe we can impact our world in a positive way. Our management team is committed to exceeding the minimum acceptable quality standards and providing the highest quality recycled plastic composites at competitive prices. We value our relationships with current and future customers and hope to communicate our appreciation to them through our outstanding, guaranteed product quality, personal service, and efficient delivery.

Company Overview

We have identified a great potential in the need for recycled plastic. The world’s annual consumption of plastic materials has increased from around 5 million tons in the 1950s to nearly 100 million tons today. The consumption rate for plastics is rapidly growing. We intend to grow our business through marketing initiatives utilizing our website and growing through acquisition.

Our Locations and Facilities

Our operations facility is located in the industrial section of the city of Delta at 7986 Alexander Avenue. The area is also commonly referred to as Tilbury Industrial Park and is situated along the Fraser River. Strategically located south of the Fraser River and north of the U.S. border, our operations facility is situated in the midst of a transportation hub of road, rail, air, and water transportation systems, which are all essential links to destinations throughout the region, the rest of Canada, the U.S. and the Pacific Rim. This transportation infrastructure is imperative for the continuous flow of our products and supplies. The area also provides various deep sea ports that provide a variety of gateways from the sea to international destinations via inter modal rail and road networks.

The transportation infrastructure is important because shipping costs can play an important role in the sale of our products and services, and also in our receiving supplies. Therefore, easy access to and from major ports and roads is imperative to the success of our operation.

The operations facility provides almost 24,000 sq feet of manufacturing, office, and storage space. The facility was originally designed and setup for large scale production manufacturing. The location and size of the facility allows us to have a maximum of two wash and pelletizing lines operating 24 hours a day, 7 days a week, with an estimated maximum production capacity of 10,000 lbs of waste per day.

In addition, the facilities also provide large amounts of storage space. The yard and land that surrounds the facility allows for an estimated 2,000,000 lbs of baled plastic waste material. Baled plastic waste material is plastic waste that has been tied and mashed together with a metal wire.

Our Products

Our three layer extrusion equipment will produce various sizes of blown film for use by the construction, shopping bag, and packaging industries. Maximum annual production capacity, based on 300 days at 3 shifts per day, is 3.3 million pounds of film.

We have also developed a process whereby we can shred, grind, wash and pelletize post consumer and industrial recyclable plastic waste. The manufacturing process allows for the sales of regrind plastic, washed plastic flake or plastic reprocessed pellets otherwise referred to as recycled resins.

The Recycling Process

People put used bottles, jugs, and containers in a bin for curb side collection, or they bring them to a local recycling center. Trucks haul them to a recycling facility, where the plastic is sorted by type of plastic. Ketchup bottles and yogurt containers, for instance, are made of PP (polypropylene); they are chemically different from detergent bottles and milk jugs (made of HDPE, or high-density polyethylene) and from soda bottles (made of PET or PETE, polyethylene teraphthalate).

Each type of plastic is squished into a huge bale for shipping. Each bale weighs from 800 to 1,200 pounds and could contain an estimated 6,400 to 7,200 soda bottles. Bales of plastic are sold to reclaimers by the truckload, or about 40 bales. Reclaimers are companies that help process recycled plastic. The reclaimers tear bales apart using a machine called a bale breaker, which rakes the plastic onto a conveyor belt. Machines shred the plastic into tiny flakes, and then wash, rinse, and dry it. The flakes are then melted and put through a machine called an extruder, which squishes the plastic into spaghetti like strands. These plastic strands are chopped into pellets.

Many kinds of manufacturers buy recycled plastic pellets to make a variety of plastic products. Over the past few years, the American Plastics Council reports that a growing percentage of processed soda bottles, about 36% in 2003 - are sold overseas, especially to Asia. The resulting material ends up as patio decks, park benches, railroad ties, fiber for clothing, and other products that can be sold worldwide. Many of these recycled plastic materials end up in products shipped back to North America.

Product Description

Our primary products will be the following post consumer recycled materials:

•	Three layer Blown Films

•	Packaging Products, including:

-	Recycled Plastic Pellets

-	Recycled Plastic Flakes

Although we anticipate that Blown Film and Packaging Products will represent the majority of our sales, we also expect that the production and sale of recycled plastic flake and pellets will form an integral part of the business operations.

Recycled Plastic Pellets

We will produce the following three types of pellets:

1.	HDPE Natural Pellets

2.	HDPE Colored Pellets

3.	HDPE Injection Pellets

Most milk jugs, and other items such as water bottles, are a translucent white and do not contain any pigment. This type of HDPE is called natural since translucent white is its natural color, and it is the most valuable because it can be made into any color when it is recycled.

It’s important to also note that additives can be custom compounded into specific plastic composites to meet the specific needs of the client who may need items such as specific color blends, fire retardants, etc. A substantial surcharge would be added for these special services or product needs.

Additionally, 45% of recycled HDPE bottles are made into new bottles, 14% into pipe, 11% into film/sheet, 10% into lawn and garden supplies, 8% (and growing) into composite-lumber applications, 1% into pallets/crates/buckets and the remaining 11% is made into “other” products. This latter category includes automotive products, such as bed liners and mud flaps.

Many companies use these resins. For example, Procter & Gamble uses approximately 40% recycled resin to make a laundry detergent bottle; Lever Pond, the Canadian subsidiary of Unilever, uses post-consumer resin to fill approximately 11% of its needs; and SC Johnson Canada uses nearly 50% recycled content to package its Windex window cleaner product.

Recycled Plastic Flakes

Recycled plastic flakes will also be a contributing factor to our revenue. We can provide washed and unwashed flakes.

According to recycling capacity statistics from the American Plastics Council (APC), the North American reclamation-wash capacity for both polyethylene terephthalate (PET) and high-density polyethylene (HDPE) plastic bottles is not sufficient to meet the demand from plastic recovery programs by a significant margin. Additionally, there are insufficient wash plant facilities to wash and process these materials in North America.

Many manufacturers purchase unwashed flakes to make various products that can be used for an array of purposes such as construction components. Construction materials such as pipes don’t require the plastic flakes to be cleaned. Manufacturers of construction materials will purchase unwashed flakes in order to inject into various molders to create various products.

Some manufacturers purchase washed flakes because often they do not wish to invest the capital required to purchase the cleaning equipment.

Waste Sourcing

Our primary source of material is post consumer scrap. Post consumer scrap material is defined as: material that has been used for its original intended use, examples include used bottles and milk jugs. These raw materials are available in either bale form which is sorted and shredded, or in loose, unsorted form. These raw materials are available from a variety of sources such as the following:

1.	Curb-side plastic (also known as household blue box collection)

2.	Plastic Barrels (often leftover from other manufacturers)

3.	Plastic Millings (from machinists)

4.	Plastics Brokers

5.	Reclaimers

Additionally, these materials can be purchased not only from the sources noted above but from various other sources as well. Prices normally range from as low as $0.05 - $0.20 per pound. These prices are often negotiated between the buyers and sellers and are often dependent upon current market prices for resins, quantity and frequency of purchase.

The Market for our Products

Plastics are ubiquitous throughout the economies of all industrialized and Third World nations. The market for recycled plastic products is growing steadily, and currently includes: polyethylene bin liners and carrier bags; PVC sewer pipes, flooring and window frames; building insulation board; video and compact disc cassette cases; fencing and garden furniture; water butts, garden sheds and composters; seed trays; anoraks and fleeces; fiber filling for sleeping bags and duvets; a variety of office accessories, and more.

Blown Film

The markets for polyethylene film products are quite varied, from retail bags, to food packaging, to industrial liners. The customers in each of these areas have different requirements, from simple tubing and sheeting, to much more complex form-fill-and-seal sheeting which must meet rigorous quality tests. Vantech is seeking to position itself in both the industrial and food markets, preferring to focus on these areas to capitalize on our strengths in extrusion, while minimizing our exposure to industries which require printing and converting capabilities at this time.

Prices for finished film products can range from $0.90 to $3.00 per pound depending on the requirements and the complexity of the manufacturing process. The key to being successful in this market is to ensure the products produced are of the highest quality, and the customer can have faith that that quality is repeatable.

Reprocessed Materials

Plastic resins are valued by type and can vary from $0.80 to $2.50 per pound for virgin depending on the grade. Reprocessed recycled plastic can be sold on the worldwide market at 60% to 80% of the new resin prices. With oil prices causing such a dramatic increase in plastic resin prices over the past few years, more and more plastic manufactures are looking to cheaper substitutes such as recycled plastic or composites.

The main issue is supply and demand. While the demand is high, the current supply is very low due to the small number of manufacturers in the market place.

The Competition

Blown Film

The Blown Film market is highly competitive. Many of our competitors are smaller manufacturers, which prefer to focus on retail bags. The larger producers have a wider focus, with base customers in the industrial sector, and a strong foothold in the food markets, especially form-fill-and-seal, but also retort packaging and high end printed packaging. We are attempting to service these companies, rather than compete with them. We believe we have differentiated ourselves by focusing on the products that many of them cannot produce. For example, we plan to sell coextruded film to small manufacturers with only monolayer capacity, for retail packaging. We believe that this strategy will effectively use the would-be competitors’ sales force to push our products into new markets.

The industrial markets require different techniques for entry. Longer sales cycles and successful trials are often required by industrial customers prior to purchase, however other products can be run with minimal barriers to entry. Products such as construction and agriculture film can be pushed to market in large volumes, helping us absorb overhead and stabilize production work flows. Competitors on the industrial side of the business are often focused on the higher margin products, which has permitted us to pick up considerable business by focusing on this market and providing customers with superior service levels.

Reprocessed Materials

There is currently only one major reprocessor in lower mainland British Columbia. The nature of this business however, is that there are other manufacturers who, if the market price is right, will sell into the local market. Most of these manufacturers have their focus in polyethylene recycling, as it is the easiest product to regrind and put back into a finished saleable product. Competitors that focus on PET bottles, (water bottles), are also quite numerous; however, the market for such regrind is much larger in the east, for both Canada and the United States.

Our focus is on a wider range of recycled materials, allowing us to spread our products over different market sectors. The machinery involved also allows us to reprocess crate-grade-HDPE, which can be sold back to the injection molding industry, as well as the extrusion industry in small bundles, for use in large industrial applications. Things like milk crates and park benches, which have no requirements for food grade resins, are perfect markets for the second life of plastics.

Intellectual Property

We do not believe that our initial core business applications are at risk from a lack of patent protection. We believe that patent protection will become much more important as our research and development activities identify more efficient methodologies of production and develop new products for entry to market. Patent protection may then be sought to protect the capital investment required to develop new products and to introduce them to the market.

Government Regulation

Other than normal governmental regulations such as worker safety requirements, business licensing, etc., the only governmental environmental regulations that will impact us relate to the discharge of wastewater once we begin washing recycled plastic flake. Water treatment facilities will be required at that time, but our plant will not begin washing activities until such time as it has achieved financial stability. While the costs of water treatment prior to discharge are expensive, they are not onerous. We have budgeted up to $250,000 to cover the costs of an environmental impact statement and to implement the required level of wastewater treatment facilities. It is anticipated that we will require an environmental impact statement approximately 12 months from the date we formally commence sustained operations.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain matters discussed herein are forward-looking statements. Such forward-looking statements contained in this prospectus which is a part of our registration statement involve risks and uncertainties, including statements as to:

•	our future operating results;

•	our business prospects;

•	our contractual arrangements and relationships with third parties;

•	the dependence of our future success on the general economy;

•	our possible financings; and

•	the adequacy of our cash resources and working capital.

These forward-looking statements can generally be identified as such because the context of the statement will include words such as we “believe,” “anticipate,” “expect,” “estimate” or words of similar meaning. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which are described in close proximity to such statements and which could cause actual results to differ materially from those anticipated as of the date of this prospectus. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this prospectus, and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

We are engaged in the manufacture and marketing of recycled plastic and co-extruded blown film. Business is currently conducted through domestic operations. We have commenced supplying limited quantities of our products to various industries, particularly those requiring high quality plastic packaging.

Our business plan for the next twelve months involves the implementation of our interactive website, expansion of our production activities, and undertaking a concerted effort to increase sales. Further, we anticipate undertaking research and development activities to develop further uses of our products.

In the event that we are able to raise sufficient funds of approximately US$500,000, we anticipate that we will be able to achieve a level of revenue sufficient to cover our ongoing cash expenditure commitments going forward. We believe it will take us six months from the date we are properly financed to achieve this position. For the next twelve months we anticipate that we will raise capital from shareholder advances, debt financings and private placements.

A summary of our activity for the years ended July 31, 2007 and year 2006:

	July 31, 2007	July 31, 2006
Revenues:	–	–
Expenses:	$135,627	$1,964
Net Income (Loss):	$(135,627)	$(1,964)

Our Net Income (Loss) increased in the year ended July 31, 2007 due to increased expenses such as professional fees of $20,099 (up from $420 for the year ended July 31, 2006), rent of $49,027 (up from $0 for the year ended July 31 2007), and salaries, wages and benefits aggregating $42,236 (up from $0 for the year ended July 31, 2007).

Liquidity

As of July 31, 2007 we had $50,145 in cash and cash equivalents, up from $581 on July 31, 2006.

We have no off balance sheet arrangements, obligations under any guarantee contracts or contingent obligations. We also have no other commitments, other than the costs of being a public company, that will increase our operating costs or cash requirements in the future.

We have an operating lease commitment for office premises requiring basic annual rent payments of $135,348. The lease expires on September 30, 2012. Minimum payments relating to the lease in each of the next five years are $135,348.

Sources of Cash

Our sources of cash are the proceeds of a certain term loan; loans from Mr. H. George Lee, our Chief Executive Officer and Chairman; and proceeds from the issuance of common shares.

The principal amount of the term loan is CDN$173,408. The term loan has a maturity date of June 7, 2017, with monthly payments of principal and interest of CDN$2,407. The term loan bears interest at the rate of 9.25% per annum and is secured by the personal guarantee of our Chief Executive Officer and Chairman, Mr. H. George Lee.

As of July 31, 2007, Mr. H. George Lee, had lent us US$615,051. The amount is unsecured, non-interest bearing and has no specified terms of repayment. We intend to use this money for general working capital purposes.

During the year ended July 31, 2007, we issued 350,000 shares of our common stock at US$0.10 for cash proceeds of $35,000.

Accounts Receivable

The $21,161 accounts receivable represents goods and services taxes which are recoverable from the Canadian government.

Deposits

Our deposits represent amounts paid as deposits on orders for equipment.

Advances

Mr. H. George Lee, our Chief Executive Officer and Chairman has periodically advanced us funds since our inception. As of the date hereof, $615,051 is due to Mr. Lee. The funds advanced to us by Mr. Lee are used for working capital purposes. These funds are unsecured, non-interest bearing and have no specified terms of repayment.

Loan Payable

We took a loan of CDN$190,000 from the Royal Bank of Canada under the provisions of the Canada Small Business Financing Act. The loan has a maturity date of June 7, 2017, with monthly payments of principal and interest of CDN$2,407, and bears an interest rate of 9.25% per annum. The loan is secured by the personal guarantee of H. George Lee for CDN$47,500, and a first charge against our assets. Approximately CDN$12,000 of principal will be repaid during fiscal 2008 leaving CDN$161,408 principal to be repaid during subsequent years.

Seasonality

To date, we have not noted seasonality as a major impact on our business.

DESCRIPTION OF PROPERTY

We have a leasehold interest in our operations facility, which also serves as our executive offices, located in the industrial section of the city of Delta at 7986 Alexander Avenue. The operations facility in and of itself, provides almost 24,000 sq feet of manufacturing, office, and storage space. The facility was originally designed and setup for large scale production manufacturing. The operating lease commitment for the premises requires basic annual rent payments of $135,348. The lease agreement expires on September 30, 2012.

Minimum payments relating to the above commitments in each of the next five years are as follows:

Year	Lease Payment
2007	$135,348
2008	$135,348
2009	$135,348
2010	$135,348
2011	$135,348

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As at July 31, 2007 H. George Lee, our Chief Executive Officer and Chairman, had advanced a total of $615,051 to fund formation expenses, equipment acquisitions and our general working capital. These advances are unsecured, non-interest bearing and have no specified terms of repayment. Mr. Lee has indicated that he will not be calling the loans for the forthcoming year.

On April 26, 2007, we retained Hammond Management Corporation to provide certain managerial functions for us, including, among other things, advising us regarding the status of our legal, tax and accounting records, recommending and negotiation with legal counsel, an audit firm, and a transfer agent and advising us with respect to ongoing compliance reporting requirements once Vantech is listed. Paul Leslie Hammond, our Chief Financial Officer, is the President of Hammond Management Corporation. We pay Hammond Management Corporation a retainer of CDN$5,000 per month, payable on the first of every month. Additionally, Hammond Management Corporation will receive an option to purchase 1,000,000 shares of our common stock, for a purchase price of $0.10 per share upon completion of the public listing process. The initial option will have a term of one (1) year from the date of issue.

Mr. H. George Lee was required personally to guarantee CDN$47,500 of the CDN$190,000 loan provided to us by the Royal Bank of Canada under the provisions of the Canada Small Business Financing Act.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No Public Market for Common Stock

There is presently no public market for our common stock. We anticipate applying for quotation of our common stock on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares will be quoted on the OTC Bulletin Board or, if quoted, that a public market will materialize.

The Securities Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or quotation system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that:

(a)	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

(b)
contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of the securities laws;

(c)	contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price;

(d)	contains a toll-free telephone number for inquiries on disciplinary actions;

(e)	defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and

(f)	contains such other information and is in such form, including language, type, size and format, as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with:

(a)	bid and offer quotations for the penny stock;

(b)	the compensation of the broker-dealer and its salesperson in the transaction;

(c)	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

(d)	a monthly account statement showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a suitably written statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, if our common stock becomes subject to the penny stock rules, stockholders may have difficulty selling those securities.

Stockholders of Our Common Shares

As of March 20, 2008, there were 50 record holders of our common stock.

There are currently no outstanding warrants for the purchase of shares of our common stock and no shares of our common stock are reserved under any employee stock option plan. As of March 20, 2008, 11,750,000 shares of our common stock are issued and outstanding, including the 350,000 shares of common stock which have been registered for resale in this prospectus.

Rule 144 Shares

The shares of our common stock sold by the selling shareholders in this offering will generally be freely transferable without restriction or further registration under the Securities Act of 1933, as amended, except that any shares of our common stock held by an “affiliate” of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise.

Rule 144, which the SEC has recently amended effective as of February 15, 2008, provides that a person who is an affiliate of ours, or has been an affiliate of ours at any time during the three months preceding a sale, who has beneficially owned restricted shares of common stock for at least six months would be entitled to sell their securities provided that they sell only a number of securities that does not exceed the greater of either of the following:

•	1.0% of the number of shares of our common stock then outstanding, which will equal 117,500 shares immediately after this offering; and

•
if the shares of common stock is listed on a national securities exchange, the average weekly trading volume of the shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us. This rule applies to securities acquired before and after February 15, 2008.

As of the date of this prospectus, there are 10,200,000 shares of our common stock which are held by our “affiliates.” If as of February 15, 2008, and after we have been subject to the reporting requirements of the Exchange Act for a period of 90 days, and we have filed all required reports applicable to us during that time, all 10,200,000 shares held by our affiliates will be available for resale to the public in accordance with the volume and trading limitations of Rule 144 of the Securities Act described above.

Rule 144 also provides that a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has for at least six months beneficially owned shares of our common stock that are restricted securities, will be entitled to freely sell such shares of our common stock subject only to the availability of current public information regarding us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned for at least one year shares of our common stock that are restricted securities, will be entitled to freely sell such shares of our common stock under Rule 144 without regard to the current public information requirements of Rule 144.

Stock Option Grants

To date, we have not granted any stock options.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends.

We have not declared any dividends, and we do not plan to declare any dividends in the foreseeable future.

EXECUTIVE COMPENSATION

We currently have no formal written salary arrangement with our Chairman and CEO Mr. Lee, who is currently serving without compensation. Our CFO, Mr. Hammond, provides his services through an engagement letter dated as of April 26, 2007.

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Year Ended July 31	Salary ($)	Bonus ($)	Stock Awards ($)	Nonequity incentive plan compensation	Nonqualified deferred compensation earnings	All other compen- sation	Total
H. George Lee,	2007	–	–	–	–	–	–	–
CEO and Chairman	2006	–	–	–	–	–	–	–
Paul Leslie	2007	–	–	–	–	–	–	–
Hammond, CFO(a)	2006	–	–	–	–	–	–	–

(a)
Mr. Hammond provides his services to us through Hammond Management Corporation. Pursuant to an engagement agreement dated April 26, 2007, Hammond Management Corporation provides Mr. Hammond’s services at a rate of $4,747.50 per month, based on the current exchange rate between the Canadian Dollar and the U.S. Dollar. As of the date of this prospectus, the aggregate amount paid by us to Hammond Management Corporation in U.S. dollars for services rendered to date is $14,204.69.

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Vantech Plastics Corporation (a development stage company):

We have audited the consolidated balance sheets of Vantech Plastics Corporation as at July 31, 2007 and 2006 and the consolidated statements of operations, stockholders’ deficit and cash flows for the years ended July 31, 2007 and 2006 and the period from March 6, 1996 (Inception) to July 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at July 31, 2007 and 2006 and the results of its operations and cash flows for the years ended July 31, 2007 and 2006 and the period from March 6, 1996 (Inception) to July 31, 2007 in accordance with United States generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, to date the Company has reported losses since inception from operations and requires additional funds to meet its obligations and fund the costs of its operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in this regard are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ DALE MATHESON CARR-HILTON LABONTE LLP
     DALE MATHESON CARR-HILTON LABONTE LLP
     CHARTERED ACCOUNTANTS

Vancouver, Canada
October 1, 2007

VANTECH PLASTICS CORPORATION
(a Development Stage Company)
CONSOLIDATED BALANCE SHEETS

	July 31, 2007	July 31, 2006
ASSETS
CURRENT ASSETS
Cash	$50,145	$581
Account receivable	21,161	-
Inventory	10,107	-
Deposits	22,017	-
Prepaid expenses	11,277	710
	114,707	1,291
PLANT AND EQUIPMENT (Note 3)	605,840	1,563

	$720,547	$2,854
LIABILITIES
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$32,778	$-
Current portion of loan payable	12,000	-
Advances from related party (Note 5)	615,051	2,917
	659,829	2,917
LOAN PAYABLE (Note 4)	161,408	-

	821,237	2,917
STOCKHOLDERS' DEFICIT
COMMON STOCK (Note 6)
Authorized 100,000,000 common shares with $0.001 par value
Issued and outstanding 10,350,000 common shares (2006: 10,000,000)	2,251	1,901
ADDITIONAL PAID IN CAPITAL	34,650	-
DEFICIT ACCUMULATED DURING THE DEVELOPMENT STAGE	(137,591)	(1,964)

	(100,690)	(63)

	$720,547	$2,854

The Accompanying Notes Are an Integral Part of these Consolidated Financial Statements

VANTECH PLASTICS CORPORATION
(a Development Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended 2007	Year Ended 2006	Cumulative from March 6, 1996 (Inception) to July 31, 2007
OPERATING EXPENSES

Advertising, promotion and travel	$2,585	$-	$2,585
Automotive	457	742	1,199
Foreign exchange loss	7,430	41	7,471
Interest and bank charges	213	105	318
Leasing	1,028	-	1,028
Licenses and fees	645	-	645
Miscellaneous	599	-	599
Supplies and stationary	3,398	469	3,867
Professional fees	21,419	420	21,839
Rent	49,027	-	49,027
Repairs and maintenance	1,961	-	1,961
Salaries, wages and employee benfits	42,236	-	42,236
Telephone	2,911	187	3,098
Utilities	3,494	-	3,494

	137,403	1,964	139,367

OTHER INCOME

Rental income	(1,776)	-	(1,776)

NET LOSS	$135,627	$1,964	$137,591

BASIC AND DILUTED NET LOSS PER SHARE	$(0.01)	$(0.00)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	10,000,980	10,000,000

The Accompanying Notes Are an Integral Part of these Consolidated Financial Statements

VANTECH PLASTICS CORPORATION
(a Development Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	July 31 2007	July 31 2006	Cumulative from March 6, 1996 (Inception) to July 31, 2007

CASH FLOW FROM OPERATING ACTIVITIES
Net loss	$(135,627)	$(1,964)	$(137,591)
Changes in operating assets and liabilities
Accounts receivable	(21,161)	-	(21,161)
Inventory	(10,107)	-	(10,107)
Deposits	(22,017)	-	(22,017)
Prepaid expenses	(10,567)	-	(11,277)
Accounts payable and accrued liabilities	32,778	-	32,778
	(166,701)	(1,964)	(169,375)

CASH FLOW FROM INVESTING ACTIVITIES
Plant and Equipment	(604,277)	-	(605,840)

	(604,277)	-	(605,840)

CASH FLOW FROM FINANCING ACTIVITIES
Proceeds of term loan	173,408	-	173,408
Loan from related party	612,134	2,370	615,051
Proceeds from issuance of common shares	35,000	-	36,901

	820,542	2,370	825,360

NET INCREASE IN CASH	49,564	406	50,145

CASH, BEGINNING	581	175	-

CASH, ENDING	$50,145	$581	$50,145

Supplemental Information:
Cash paid for:
Interest	$-	$30	$-
Income taxes	$-	$-	$-

Non-cash investing activities:
Shares issued on recapitalization	$10,000	$-	$-

The Accompanying Notes Are an Integral Part of these Consolidated Financial Statements

VANTECH PLASTICS CORPORATION
(a Development Stage Company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT
FROM MARCH 6, 1996 TO JULY 31, 2007

	Common Stock
			Additional		Total
			Paid	Accumulated	Stockholders'
	Shares	Amount	in Capital	Deficit	Deficit
Shares Issued For Cash March 6, 1996 at $ 0.0002 per share	10,000,000	$1,901	$-	$-	$1,901
Balance, July 31, 1997 and 2005	10,000,000	1,901		-	1,901
Net loss	-	-	-	(1,964)	(1,964)
Balance, July 31, 2006	10,000,000	1,901	-	(1,964)	(63)
Shares Issued For Cash July 11, 2007 at $ 0.10 per share	350,000	350	34,650	-	35,000
Net loss	-	-	-	(135,627)	(135,627)
Balance, July 31, 2007	10,350,000	$2,251	$34,650	$(137,591)	$(100,690)

The Accompanying Notes Are an Integral Part of these Consolidated Financial Statements

VANTECH PLASTICS CORPORATION
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED JULY 31, 2007 AND 2006

1. NATURE OF BUSINESS AND CONTINUANCE OF OPERATIONS

The Company was incorporated in Delaware on July 10, 2007 for the purpose of acquiring Vantech Plastics Corp., a Canadian company incorporated on March 6, 1996 engaged in the manufacture and marketing of recycled plastic and co-extruded blown film. Vantech Plastics Corp. supplies to various industries, particularly those requiring high quality plastic packaging.

On July 10, 2007 the Company issued 10,000,000 common as consideration for acquiring 10,000,000 common shares, representing 100% of the issued and outstanding shares, of Vantech Plastics Corp. On July 10, 2007 the Company had no other assets or liabilities other than its investment in Vantech Plastics Corp. This acquisition has been accounted for as a recapitalization transaction with Vantech Plastics Corp. being treated as the accounting parent (legal subsidiary) and Vantech Plastics Corporation (the Company) being treated as the accounting subsidiary (legal parent). Accordingly, the consolidated results of operations of the Company include those of Vantech Plastics Corp. for the period from its inception on March 6, 1996 and those of Vantech Plastics Corporation from July 10, 2007, the date of the recapitalization.

GOING CONCERN

These consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles, on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. As at July 31, 2007 the Company has a working capital deficit of $545,122 and has incurred losses since inception of $137,591. Further losses are anticipated in the development of its business and there can be no assurance that the Company will be able to achieve or maintain profitability. The continuing operations of the Company and the recoverability of the carrying value of assets is dependent on the ability of the Company to obtain necessary financing to fund its working capital requirements and upon future profitable operations. The accompanying financial statements do not include any adjustments relative to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result from the outcome of this uncertainty. There can be no assurance that capital will be available as necessary to meet the Company’s working capital requirements or, if the capital is available, that it will be on terms acceptable to the Company. The issuances of additional equity securities by the Company may result in dilution in the equity interests of its current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase the Company’s liabilities and future cash commitments. If the Company is unable to obtain financing in the amounts and on terms deemed acceptable, the business and future success may be adversely affected. Management intends to finance operating costs over the next twelve months with existing cash on hand, commercial loans and/or private placement of capital stock.

VANTECH PLASTICS CORPORATION
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED JULY 31, 2007 AND 2006

2. SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of presentation

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America and are presented in US dollars. They include the accounts of the Company and its wholly-owned subsidiary, Vantech Plastics Corp., which was acquired by share exchange on July 10, 2007. All significant inter-company transactions and account balances have been eliminated.

(b) Development stage company

The Company is currently considered a development stage enterprise, under the guidelines of Statement of Financial Accounting Standards (“SFAS”) No. 7. Since its formation, the Company has not yet realized any revenues from its planned operations.

(c) Inventories

Inventories are recorded at the lower of cost and net realizable value. Cost is determined on the weighted average basis. At July 31, 2007 inventory consisted of raw material only.

(d) Amortization of property, plant and equipment

Amortization is provided at the following annual rates. (Except in the year of purchase in which the Company uses ½ the normal rate.)

Plant equipment	Straight line over 8 years
Production equipment	Straight line over 8 years
Furniture and equipment	20% Declining balance
Computer hardware	30% Declining balance
Software	30% Declining balance
Vehicle	Straight line over five years

(e) Long-lived assets

The carrying values of long-lived assets, which include plant and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the recoverable value may be less than the carrying amount. Recoverable value is based on estimates of both undiscounted and discounted future net cash flows expected to be recovered from specific assets or groups of assets through use or future disposition. Impairment charges are recorded in the period in which determination of impairment is made by management.

VANTECH PLASTICS CORPORATION
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED JULY 31, 2007 AND 2006

2. SIGNIFICANT ACCOUNTING POLICIES (cont’d)

(f) Product research and development

Research costs for products and processes that have not reached commercial feasibility, including allocations for related administrative and overhead expenses are recorded as period costs.

Development costs for enhancements to existing product lines are recorded as period costs.

Development costs for new products, when commercial feasibility and markets have been determined, are capitalized and amortized on a straight-line basis over their ascertainable life.

To date no research and development activities have been undertaken.

(g) Foreign exchange

The Company’s functional currency is the Canadian dollar.

Balance sheet items denominated in foreign currencies are translated into U.S. dollar equivalents at exchange rates prevailing at the balance sheet date for monetary items and at exchange rates in effect at the transaction date for non-monetary items. Income statement items are translated at actual rates or average rates prevailing during the year. Currency exchange gains and losses are charged to income as realized. The operations of the Company’s subsidiaries are considered to be integrated with that of the parent; accordingly, the financial statements of the subsidiaries have been translated into U.S. dollars using the temporal method as described above.

(h) Cost of sales

Cost of sales includes materials, labor and overhead costs associated with the manufacture of the Company’s products.

(i) Earnings per share

Earnings per share is calculated using the weighted average number of common shares outstanding during the period.

Diluted earnings per share is calculated using the treasury stock method, using the assumption that any proceeds obtained upon exercise of options or warrants would be used to purchase common shares at the average market price during the period.

VANTECH PLASTICS CORPORATION
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED JULY 31, 2007 AND 2006

2. SIGNIFICANT ACCOUNTING POLICIES - CONT’D

(j) Related party transactions

Related party transactions, including expenses paid to directors, officers or companies controlled by directors and officers, are recorded at their exchange amounts.

(k) Measurement uncertainty

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities to the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant areas requiring the use of management estimates relate to the determination of impairment, useful lives and amortization of Plant and Equipment and deferred income tax assets. Financial results as determined by actual events could differ from those estimates.

(l) Risk management

Currency risk

The Company’s customers may be outside of the United States. The Company may become at risk for foreign exchange exposure

Credit risk

Credit risk is managed by dealing only with customers whose credit standing meet internally approved policies, and by ongoing monitoring of credit risk. As at July 31, 2007, the Company did not have significant concentrations of credit exposure to individual customers or related groups of customers.

(m) Deferred income taxes

The liability method of tax allocation is used in accounting for income taxes. Under this method an enterprise would recognize a deferred income tax liability whenever recovery or settlement of the carrying amount of an asset or liability would result in future income tax outflows. Similarly, an enterprise would recognize a deferred income tax asset whenever recovery or settlement of the carrying amount of an asset or liability would generate future income tax reductions. In the case of unused tax losses, income tax reductions, and certain items that have a tax basis but cannot be identified with an asset or liability on the balance sheet, the recognition of deferred income tax benefits is determined by reference to the likely realization of a deferred income tax reduction.

VANTECH PLASTICS CORPORATION
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED JULY 31, 2007 AND 2006

2. SIGNIFICANT ACCOUNTING POLICIES - CONT’D

(n) Stock-based compensation

The Company grants stock options to executive officers, directors, employees and consultants. The Company records all awards using the fair value method. All awards expensed on a straight line basis over the vesting period.

The fair value of options and other stock based awards to employees or consultants, issued or altered in the period, are determined using the Black-Scholes option pricing model.

(o) Revenue recognition

Sales revenue is recognized when legal ownership transfers. The Company’s normal selling terms are FOB warehouse which allows recognition upon shipment to outside customers.

(p) Cash and cash equivalents

Cash and cash equivalents include cash on account and short-term deposits or similar instruments with maturity dates less than 90 days.

(q) Recent accounting pronouncements

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”. This Statement permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently assessing the impact of SFAS No. 159 on its financial position and results of operations.

VANTECH PLASTICS CORPORATION
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED JULY 31, 2007 AND 2006

3. PLANT AND EQUIPMENT

	2007 $			2006 $
	Cost	Accumulated Amortization	Net	Cost	Accumulated Amortization	Net
Computer hardware	1,285	–	1,285	–	–	–
Furniture and equipment	1,998	–	1,998	1,563	–	1,563
Software	76	–	76	–	–	–
Vehicles	3,941	–	3,941	–	–	–
Plant equipment	5,116	–	5,116	–	–	–
Production equipment	593,424	–	593,424	–	–	–
	605,840	–	605,840	1,563	–	1,563

Amortization has not been provided as the assets have not been placed into production or use.

4. LOAN PAYABLE

The loan payable has a maturity date of June 7, 2017, with monthly payments of principal and interest of $ 2,285 ($ 2,407 Canadian) and bears an interest rate of 9.25% per annum. The loan is secured by the personal guarantee of a director. Approximately $ 12,000 of principal will be repaid during fiscal 2008 leaving $ 161,408 principal to be repaid during subsequent years.

5. RELATED PARTY TRANSACTIONS

As at July 31, 2007, a balance of $615,051 (July 31, 2006: $2,917) is owing to Mr. H. George Lee, the Company’s Chief Executive Officer and Chairman. The amount is unsecured, non-interest bearing and has no specified terms of repayment.

Related party transactions are conducted in the ordinary course of business and measured at the exchange amount, which is the consideration established and agreed to by the related parties.

6. SHARE CAPITAL

The authorized capital of the Company consists of 100,000,000 common shares, par value $0.001 each.

During the year ended July 31, 2007 the Company issued 10,000,000 common shares for the acquisition of Vantech Plastics Corp. (See Note 1). In addition, the Company issued 350,000 common shares at $0.10 for cash proceeds of $35,000.

At July 31, 2007 these are no outstanding stock options or warrants.

VANTECH PLASTICS CORPORATION
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED JULY 31, 2007 AND 2006

7. INCOME TAXES

The Company has tax loss carry-forwards which will give rise to deferred income tax recovery as follows:

	2007	2006
	$	$
Loss before income taxes	(135,627)	(1,964)
Statutory tax rate	35%	35%
Expected recovery of income taxes computed at statutory tax rates	(47,469)	(687)
Valuation allowance	(47,468)	(687)
	–	–

As at July 31, 2007, the Company had non-capital losses of approximately $138,000 (2006 - $ 2,000) that are deductible for income tax purposes and which expire as follows:

2026	$2,000
2027	136,000
$138,000

The potential future tax benefits of these losses carried-forward have not been reflected in these financial statements due to the uncertainty regarding their ultimate realization.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

We have had no changes in or disagreements with our accountants.

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Gersten Savage LLP, 600 Lexington Avenue, 9th Floor, New York, New York 10022.

EXPERTS

The financial statements of have been included in this prospectus and in the registration statement in reliance upon the reports of Dale Matheson Carr-Hilton Labonte LLP, independent registered public accounting firm, appearing elsewhere in the prospectus and upon the authority of that firm as experts in auditing and accounting.

AVAILABLE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act of 1933, as amended, with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company. You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission’s principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. Our registration statement and the referenced exhibits can also be found on this site.

For further information with respect to us and the securities being offered hereby, reference is hereby made to the registration statement, including the exhibits thereto and the financial statements, notes, and schedules filed as a part thereof.

Until _________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

VANTECH PLASTICS CORPORATION

UP TO 350,000

SHARES

OF

COMMON STOCK

_______________________________

PROSPECTUS
______________________________

March _______, 2008

PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Indemnification of Directors and Officers

Article “EIGHTH” of our Certificate of Incorporation provides for indemnification of our officers and directors as follows:

No Director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, for (i) a breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware; or (iv) for any transaction from which the director derived an improper personal benefit.

In addition, Delaware Corporation Law Section 145 entitled Indemnification of Officers, Directors, Employees and Agents; Insurance, contains numerous provisions regarding indemnification for those persons indicated in its section heading.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, Vantech has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of Vantech in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Vantech will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 14. Other Expenses of Issuance and Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$150.00
Transfer Agent Fees	$1,000.00
Accounting fees and expenses	$8,000.00
Legal fees and expenses	$5,000.00
Edgar filing fees	$1,500.00
TOTAL	$15,650.00

All amounts are estimates other than the Commission’s registration fee.

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 15. Recent Sales of Unregistered Securities

During the three years preceding the filing of this Registration Statement on Form S-1, we have issued securities without registration under the Securities Act on the following terms and circumstances:

On July 10, 2007, we issued 10,000,000 shares of our common stock to H. George Lee, Julie Lee and Edward Lee as consideration for acquiring 10,000,000 shares of common stock, or 100% of the issued and outstanding shares, of Vantech Canada’s common stock.

On July 31, 2007, 350,000 shares of common stock were issued to 34 individuals and entities at a price of $0.10 per share, for total proceeds of $35,000. These stockholders had an opportunity to ask questions of and receive answers from our executive officers and were provided with access to our documents and records in order to verify the information provided.

On September 9, 2007, 540,000 shares of common stock were issued to three individuals at a price of $0.10 per share, for total proceeds of $54,000. These stockholders had an opportunity to ask questions of and receive answers from our executive officers and were provided with access to our documents and records in order to verify the information provided.

On November 30, 2007, 410,000 shares of common stock were issued to nine individuals at a price of $0.10, for total proceeds of $41,000. These stockholders had an opportunity to ask questions of and receive answers from our executive officers and were provided with access to our documents and records in order to verify the information provided.

On January 16, 2008, 50,000 shares of common stock were issued to one individual at a price of $0.10 per share, for total proceeds of $5,000. This stockholder had an opportunity to ask questions of and receive answers from our executive officers and was provided with access to our documents and records in order to verify the information provided.

On February 12, 2008, 200,000 shares of common stock were issued to Mike Chenier, our Chief Operating Officer, as part of his compensation package.

On February 25, 2008, 200,000 shares of common stock were issued to Forrest Hill Partners Ltd., as consideration for their efforts in promoting and marketing our products.

The foregoing issuances of securities were affected in reliance upon Regulation S promulgated under the Securities Act of 1933.

Item 16. Exhibits

Exhibit Number	Description
3.1*	Articles of Incorporation, as amended
3.2*	Bylaws
4.1*	Specimen Stock Certificate
5.1**	Legal opinion of Gersten Savage LLP
10.1*	Engagement Letter between Hammond Management Corporation and Vantech Plastics Corp.
10.2*	Lease
10.3**	Form of Subscription Agreement
10.4**	Canada Small Business Financing Loan Agreement between RBC and Vantech Plastics Corp., entered into on May 30, 2007
21.1*	Subsidiaries
23.1**	Consent of Dale Matheson, Chartered Accountants
23.2**	Consent of Gersten Savage LLP (Reference is made to Exhibit 5.1)

* Filed with initial filing.
**Filed herewith.

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to any provision of the certificate of incorporation, bylaws, contract arrangements, statute, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	It will file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	Include any additional or changed material information on the plan of distribution;

(2)
For determining liability under the Securities Act of 1933, it will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and

(3)	It will file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)
For determining any liability under the Securities Act of 1933, it will treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as part of this registration statement as of the time the Commission declared it effective.

(5)
For determining any liability under the Securities Act of 1933, it will treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, Province of British Columbia, Country of Canada, on March 21, 2008.

VANTECH PLASTICS CORPORATION

By:	/s/ H. George Lee
H. George Lee, Chairman and Chief
Executive Officer

By:	/s/ Paul Leslie Hammond
Paul Leslie Hammond, Chief Financial
Officer and Chief Accounting Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE	CAPACITY IN WHICH SIGNED	DATE
/s/ H. George Lee	Chairman and Chief Executive Officer	March 21, 2008
H. George Lee

/s/ Paul Leslie Hammond	Chief Financial Officer and Chief Accounting	March 21, 2008
Paul Leslie Hammond	Officer

/s/ Edward Lee	Director and Secretary	March 21, 2008
Edward Lee

/s/ Julie Lee	Director and Treasurer	March 21, 2008
Julie Lee

EXHIBIT INDEX

Exhibit Number	Description
3.1*	Articles of Incorporation, as amended
3.2*	Bylaws
4.1*	Specimen Stock Certificate
5.1**	Legal opinion of Gersten Savage LLP
10.1*	Engagement Letter between Vantech Plastics Corp. and Hammond Management Corporation
10.2*	Lease
10.3**	Form of Subscription Agreement
10.4**	Canada Small Business Financing Loan Agreement between RBC and Vantech Plastics Corp., entered into on May 30, 2007
21.1*	Subsidiaries
23.1**	Consent of Dale Matheson, Chartered Accountants
23.2**	Consent of Gersten Savage LLP (Reference is made to Exhibit 5.1)

* Filed with initial filing.
** Filed herewith.